UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.   20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     February 28, 2005

CENTRAL VERMONT PUBLIC SERVICE CORPORATION
(Exact name of registrant as specified in its charter)

Vermont (State of other jurisdiction of incorporation)	1-8222 (Commission File Number)	03-0111290 (IRS Employer Identification No.)

       77 Grove Street, Rutland, Vermont               05701
(Address of principal executive offices)          (Zip Code)

Registrant's telephone number, including area code (802) 773-2711

                                      N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
       (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
       (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

           As previously reported, the Company's rates are the subject of Vermont Public Service Board ("PSB") Docket No. 6946, Investigation into the Rates of Central Vermont Public Service Corporation for Rate Year 1 beginning April 1, 2004, and Docket No. 6988, Rate Increase of 5.01 percent for Rate Year 2 effective April 1, 2005. These dockets are referred to as the Company's "Rate Case."

           Also as previously reported, the DPS is suggesting: 1) a rate refund or credit to CVPS ratepayers retroactive to April 1, 2004 of approximately 6% or $16 million; and 2) a rate reduction of approximately 7% or $19 million effective with service rendered April 1, 2005. AARP supports the DPS position with the following proposed modifications: 1) allow a Return on Equity of 10% (the DPS recommends 8.75%); 2) amortize deferred debits over a six-year period (the DPS recommends a three-year period); and 3) exclude the costs associated with or resulting from the sale of Connecticut Valley Electric Company ("CVEC") from the company's costs of service.

           On Friday, February 18, 2005 the PSB held a technical hearing to take testimony and evidence on, among other things, the effects of a proposed power cost settlement between the Company and DPS. Generally speaking, the effect of the power cost settlement lowers the Company's revenue requirement for Rate Year 1 and Rate Year 2.

           Also on Friday, February 18, 2005, the PSB issued an Accounting Order that, among other things, allows the deferral of certain 2004 earnings of the Company. Specifically, the Accounting Order permitted the Company to book in Account 254.0 Other Regulatory Liabilities (as defined in the FERC Uniform System of Accounts) any earnings achieved on its 2004 Vermont Electric Utility Operations in excess of an 11% Return on Equity ("ROE").

           On February 22, 2005 the Company filed a Form 8-K with the Securities and Exchange Commission to make a public disclosure of the Accounting Order. The disclosure included an acknowledgement by the Company that the issuance of the Accounting Order does not create any expectations, set any precedent, or in any other way impair the Board's ability to rule on the contested issues in these proceedings.

           As required by the Accounting Order, the Company calculated the amount of the earnings to be deferred in the same manner and used the same method CVPS used for determining and reporting overearnings for 2001, 2002, and 2003 under the Dockets 6120 and 6460 Memorandum of Understanding.

           On February 23, 2005 the Company disclosed in its 2004 earnings release and Form 8-K that the amount subject to the Accounting Order is $3.8 million pre-tax. This amount was transferred to Account 254.0 to be used or accounted for by CVPS as the Board determines in a final order in these proceedings. If the $3.8 million is used to reduce the Company's deferred charges, the effect of the Accounting Order lowers the Company's revenue requirement for Rate Year 2.

           Adjusting for the effects of corrections made to date by CVPS, the terms of the power cost settlement, and the application of the $3.8 million deferred 2004 earnings to reduce deferred charges eligible for recovery in rates, the Company's revenue deficiency for Rate Year 1 is $0.881 million or 0.3%, and for Rate Year 2 the deficiency is $7.655 million or 2.9%. In its reply brief filed on February 28, 2005, the Company told the PSB this demonstrates that a reduction in the Company's rates for Rate Year 1 and Rate Year 2 would not be just or reasonable. Instead, a modest increase in the Company's rates for Rate Year 2 is justified.

           The PSB is expected to issue a final decision regarding the Rate Case issues on March 25, 2005.

The Company cannot predict the outcome of the Rate Case at this time.

           For further information about this matter, see Central Vermont Public Service Corporation's Quarterly Report on Form 10-Q for the period ending September 30, 2004.

Forward-Looking Statements Statements contained in this report that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from liability established by the Private Securities Reform Act of 1995. Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.

SIGNATURE Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL VERMONT PUBLIC SERVICE CORPORATION

By	/s/ Dale A. Rocheleau Dale A. Rocheleau, Senior Vice President for Legal and Public Affairs, and Corporate Secretary

March 3, 2005